Exhibit 10.27

411 108th Ave NE • Suite 1400 • Bellevue, Washington 98004 • Telephone 425.372.3200 • Facsimile 425.372.3800

December 31, 2008

Dawn Lepore

drugstore.com, inc.

411 108th Avenue NE, Suite 1400

Bellevue, WA 98004

Dear Dawn:

The offer letter dated December 28, 2006, entered into between you and the Company is amended and restated effective as of December 31, 2008, as follows.

On behalf of drugstore.com, inc. (the “Company”), we are pleased that you continue to serve as the Company’s President and Chief Executive Officer and Chairman of the Board on the terms set forth in this letter. The terms of this letter are intended to supersede those set forth in your offer letter dated September 21, 2004 (the “2004 Offer Letter”) and the offer letter dated December 28, 2006 (the “2006 Offer Letter”) with respect to your employment, salary and benefits going forward, but except as specifically set forth herein they are not intended to supersede or modify the terms of the Sign-On Bonus, the Time-Based Options or the Performance-Based Options set forth in the 2004 Offer Letter and the 2006 Option set forth in your 2006 Offer Letter. You will continue to report directly to the Company’s board of directors.

You will continue to be eligible for an annual salary of $500,000, along with the Company’s standard employee benefits for Company executives, and you will be entitled to five (5) weeks of vacation each year. Your salary will continue to be paid in accordance with the Company’s standard payroll policies. In addition, you will continue to be eligible to receive an annual target bonus in an amount ranging from 50% to 150% of your annual salary, based on the achievement of pre-determined performance objectives. The performance objectives will be determined by mutual agreement between you and the board of directors or its designated committee. Your compensation package will be reviewed annually by the Company’s board of directors. Payment of your compensation will be subject to the Company’s satisfaction of applicable tax withholding requirements.

If during your employment with the Company there is a Change of Control (as defined below), notwithstanding anything to the contrary in the 2004 Offer Letter, the 2006 Offer Letter, the Time-Based Options, the Performance-Based Options and the 2006 Option will immediately become fully vested and exercisable. “Change of Control” shall mean (a) the sale, lease or other disposition of all or substantially all of the assets of the Company, (b) the acquisition of beneficial ownership of more than 50% of the total voting power represented by the Company’s then outstanding voting securities by any person or group of related persons (other than by any affiliate controlled by the Company or any benefit plan sponsored or maintained by the Company or a subsidiary of the Company), (c) the acquisition of the Company by another entity by means of merger, consolidation or similar transaction after which the stockholders of the Company immediately prior to the occurrence of such merger, consolidation or similar transaction hold less than 50% of the total voting power of the surviving controlling entity, or (d) a change in the composition of the Board such that during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by such Board or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors of the Company then still in office, who were either directors at the beginning of

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such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board then in office; provided that a reincorporation of the Company shall not be a Change of Control.

In the event that the benefits payable under the 2004 Offer Letter and the 2006 Offer Letter, this letter or otherwise upon or following a Change of Control constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code (the “Code”) or any comparable successor provisions, and would otherwise be subject to the excise tax imposed by Section 4999 of the Code or any comparable successor provisions (the “Excise Tax”), your benefits will be either (a) provided to you in full, or (b) provided to you as to such lesser extent that would result in no portion of such benefits being subject to the Excise Tax, whichever amount would result in your receipt of the greatest amount of benefits on an after-tax basis, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, notwithstanding that all or some portion of these benefits may be taxable under the Excise Tax. Unless you and the Company otherwise agree in writing, any determination required under this paragraph will be made in writing in good faith by a nationally recognized accounting firm which is then serving as the Company’s independent auditors (the “Accountants”). Any reduction of benefits hereunder shall occur in the following order: (1) reduction of cash payments; (2) reduction of vesting acceleration of equity awards; and (3) reduction of other benefits paid or provided to you. In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant for your equity awards. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis. For purposes of making the calculations required by this paragraph, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority. You and the Company will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this paragraph. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this paragraph.

If, notwithstanding any reduction described in this and the preceding paragraph, the Internal Revenue Service (“IRS”) determines that you are liable for the Excise Tax as a result of the receipt of the payment of benefits as described above, then you will be obligated to pay back to the Company, within thirty (30) days after a final IRS determination or in the event that you challenge the final IRS determination, a final judicial determination, a portion of the payment equal to the “Repayment Amount.” The Repayment Amount with respect to the payment of benefits will be the smallest such amount, if any, as will be required to be paid to the Company so that your net after-tax proceeds with respect to any payment of benefits (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on such payment) will be maximized. The Repayment Amount with respect to the payment of benefits will be zero if a Repayment Amount of more than zero would not result in your net after-tax proceeds with respect to the payment of such benefits being maximized. If the Excise Tax is not eliminated pursuant to this and the preceding paragraph, you will pay the Excise Tax. Notwithstanding any other provision of this and the preceding paragraph, if (a) there is a reduction in the payment of benefits as described in this and the preceding paragraph, (b) the IRS later determines that you are liable for the Excise Tax, the payment of which would result in the maximization of your net after-tax proceeds (calculated as if your benefits had not previously been reduced), and (c) you pay the Excise Tax, then the Company will pay to you those benefits which were reduced pursuant to this paragraph contemporaneously or as soon as administratively possible after you pay the Excise Tax so that your net after-tax proceeds with respect to the payment of benefits are maximized.

December 31, 2008 Page 3

If your employment is terminated by the Company without Cause or you resign your employment for Good Reason, you will be offered a severance package that includes the equivalent of one year of annual salary and one year of target bonus at the levels in effect at the time of such termination without Cause or for Good Reason, paid in accordance with the Company’s standard payroll policies. In addition, you will receive twelve additional months of vesting credit under the 2006 Option and any other subsequently-granted options for which vesting is exclusively based on your continued service to the Company. Except as described above, such options will not otherwise vest.

Notwithstanding anything to the contrary in this offer letter, no severance payable to you, if any, pursuant to this offer letter, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) shall be payable until you have a “separation from service” within the meaning of Section 409A.

Notwithstanding anything to the contrary in this offer letter, if you are a “specified employee” within the meaning of Section 409A at the time of your termination (other than due to death), the Deferred Compensation Separation Benefits that are payable within the first six (6) months following your termination of employment will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of your termination of employment. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if you die following your termination but prior to the six (6) month anniversary of your termination, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of your death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. These provisions are intended to comply with the requirements of Section 409A so that none of the Deferred Compensation Separation Benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.

Your entitlement to this severance package is subject to your execution of an effective release of claims substantially in the form attached hereto, except as the parties may otherwise agree or except as required by law provided that such release of claims is effective within sixty (60) days following the termination date or such earlier date as required by the release of claims (such deadline, the “Release Deadline”), and your continuing compliance with the Company’s proprietary information and inventions agreement. No severance pursuant to this offer letter will be paid or provided until the release of claims becomes effective. If your Release Deadline is on or before December 15 of the calendar year in which your “separation from service” (within the meaning of Section 409A occurs, any portion of the severance payments provided hereunder that would be considered “Deferred Compensation Separation Benefits” (as defined above) will be made to you on or before December 31 of that calendar year or, if later, (i) such time as required by the payment schedule applicable to each payment or benefit as set forth herein, or (ii) such time as required below. If your Release Deadline is after December 15 of the calendar year in which your “separation from service” (within the meaning of Section 409A) occurs, any portion of the severance payments provided hereunder that would be considered Deferred Compensation Separation Benefits will be made to you on the first payroll date to occur during the calendar year following the calendar year in which such separation from service occurs, or, if later, (i) the first payroll date following the Release Deadline, (ii) such time as required by the payment schedule applicable to each payment or benefit, or (iii) such time as required by Section 409A.

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“Cause” means (a) your willful or negligent failure to comply with the lawful directions of the Company’s Board of Directors, (b) gross negligence or willful misconduct in the performance of your duties to the Company, (c) commission of any act of fraud against the Company that results in an injury to the Company other than a de minimus injury to the Company, or (d) misappropriation of material property of the Company to the material detriment of the Company.

For purposes of this letter agreement, “Good Reason” means your resignation within thirty (30) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without your consent: (a) the refusal of the Company to pay or cause to be paid to you your annual salary or any annual bonus after they have been earned; (b) the material reduction of your annual salary without your consent; (c) the material reduction of your target bonus range unaccompanied by any corresponding upward adjustment in any other form of incentive compensation by the Company to you without your consent; (d) a material diminution in your authority, responsibilities, duties as President and Chief Executive Officer (but not as Chairman of the Board of Directors) without your consent; (e) the material relocation of your primary work place for the Company (currently Bellevue, Washington) to a location more than thirty-five (35) miles from its current location without your consent; (f) the failure of the Company to nominate you to serve as a director at each annual stockholder meeting while you are serving as the President and Chief Executive Officer of the Company; or (g) a material reduction in the kind or level of the benefits or perquisites for which you are eligible without your consent, unless the reduction is applicable to substantially all other Company executive officers; provided that the events described in clauses (a), (b), (c), (d), (e), (f), or (g) above shall constitute Good Reason only if the Company fails to cure such event within a reasonable time (not to exceed fifteen (15) business days) after receipt from you of written notice of the event which constitutes Good Reason; provided, further, that “Good Reason” shall cease to exist for an event on the 90th day following its initial existence, unless you have given the Company written notice thereof prior to such date.

If you are terminated for Cause or your employment with the Company terminates for any other reason other than Good Reason or termination by the Company without Cause, you will not receive any severance benefits.

If the Company adopts any other severance policy, plan, program, or arrangement applicable to employees for which you are eligible for benefits, any amounts paid or benefits provided to you under this offer letter in connection with your termination of employment will be reduced by the value of any payments or delivery of benefits by the Company to you on account of your termination of employment under any such policy, plan, program or arrangement maintained by the Company. For avoidance of confusion, you should be aware that at the present time, the Company has no such other severance policy, plan, program or arrangement for which you would be eligible for benefits. Furthermore, to the extent that any federal, state or local laws require the Company to give advance notice or make a payment of any kind to you because of your involuntary termination due to a layoff, reduction in force, plant or facility closing, sale of business, change of control, or any other similar event or reason, the amounts paid or benefits provided to you under this offer letter will be reduced by any amounts so received as required by applicable law.

Following your termination of employment for any reason, you (or upon your death or permanent and total disability, you, your legal representative, or your beneficiary, as applicable) will have until the earliest of (i) one year from the date of such termination, (ii) ) ten (10) years from the date of grant, or (iii) the end of the original option term, in which to exercise the vested and outstanding portion of the 2006

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Option and any options granted thereafter (the “Vested Options”), provided that to the extent not exercised on or prior to the date of your termination of employment, your Vested Options will terminate according to the following schedule: (a) 25% of your Vested Options will terminate three (3) months following your termination, (b) 25% of your Vested Options will terminate six (6) months following your termination, (c) 25% of your Vested Options will terminate nine (9) months following your termination, and (d) 25% of your Vested Options will terminate twelve (12) months following your termination. Any Vested Options exercised during this one-year period will be deemed to be those Vested Options with the nearest expiration date, unless you specify in writing a different application. None of your options will continue to vest following your termination and in no event will you be able to exercise an option after the expiration of the term of the option as set forth in the applicable agreement governing such option.

The Company will continue to indemnify you and provide you with coverage under its D&O insurance policy with respect to your service as an officer and director of the Company to the same extent provided to the Company’s other officers and directors.

Since your employment is “at will,” your employment at drugstore.com may be terminated by you or drugstore.com at any time for any reason or no reason with or without Cause or notice.

The terms of this letter may only be changed by written agreement, although the Company may from time to time, in its sole discretion, adjust the salaries and benefits paid to you and its other employees. This letter will be governed by the laws of the State of Washington, without regard to its conflict of laws provisions.

We are pleased to offer you these modifications to your employment relationship with drugstore.com in recognition of the considerable benefit to the Company that your work has yielded to now. We are very excited about continuing the very beneficial and rewarding relationship we have experienced to date.

Should you have any questions with regard to any of the items indicated above, please contact Robert Hargadon, the Company’s Vice President, Human Resources. Kindly indicate your consent to the terms contained in this offer letter by signing and returning a copy to us by December 31, 2008.

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Sincerely,

drugstore.com, inc.

By:	/s/ William Savoy
Title:	Director

Agreed to and accepted:

Dawn Lepore

/s/ Dawn Lepore
12/31/2008